Exhibit (d)(17)

INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT

THIS AGREEMENT dated this 29th day of February, 2008 between Sun Capital Advisers Trust, a Delaware statutory trust (the “Trust”), and Sun Capital Advisers LLC, a Delaware limited liability company (the “Manager”).

W I T N E S S E T H

WHEREAS, the Trust is registered as an open-end, diversified, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and has filed with the Securities and Exchange Commission (the “Commission”) a registration statement (the “Registration Statement”) for the purpose of registering its shares for public offering under the Securities Act of 1933, as amended (the “1933 Act”), and

WHEREAS, the parties hereto deem it mutually advantageous that the Manager should be engaged, subject to the supervision of the Trust’s Board of Trustees and officers, to manage the investment series of the Trust identified as the SC PIMCO High Yield Bond Fund (the “Fund”).

NOW, THEREFORE, in consideration of the mutual covenants and benefits set forth herein, the Trust and the Manager do hereby agree as follows:

1. (a) The Manager will regularly provide the Trust with investment research, advice and supervision and will furnish continuously an investment program for the Fund, consistent with the investment objective and policies of the Fund. The Manager will determine from time to time what securities shall be purchased for the Fund, what securities shall be held or sold by the Fund and what portion of the Fund’s assets shall be held uninvested as cash, subject always to the provisions of the Trust’s Certificate of Trust, Agreement and Declaration of Trust, By-Laws and its registration statements under the 1940 Act and under the 1933 Act covering the Trust’s shares, as filed with the Commission, and to the investment objective, policies and restrictions of the Fund, as each of the same shall be from time to time in effect, and subject, further, to such policies and instructions as the Board of Trustees of the Trust may from time to time establish. To carry out such determinations, the Manager will exercise full discretion and act for the Trust in the same manner and with the same force and effect as the Trust itself might or could do with respect to purchases, sales or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions.

(b) The Manager will, to the extent reasonably required in the conduct of the business of the Trust and upon the Trust’s request, furnish to the Trust research, statistical and advisory reports upon the industries, businesses, corporations or securities as to which such requests shall be made, whether or not the Fund shall at the time have any investment in such industries, businesses, corporations or securities. The Manager will use its best efforts in the preparation of such reports and will endeavor to consult the persons and sources believed by it to have information available with respect to such industries, businesses, corporations or entities.

(c) The Manager will maintain all books and records with respect to the Fund’s securities transactions required by subparagraphs (b)(5), (6), (9) and (10) and paragraph (f) of Rule 31a-1 under the 1940 Act (other than those records being maintained by the custodian or transfer agent appointed by the Trust) and preserve such records for the periods prescribed therefor by Rule 31a-2 under the 1940 Act. The Manager will also provide to the Board of Trustees such periodic and special reports as the Board may reasonably request.

2. (a) Except as otherwise provided herein, the Manager, at its own expense, shall furnish to the Trust office space in the offices of the Manager or in such other place as may be agreed upon from time to time, and all necessary office facilities, equipment and personnel for managing the Trust’s investments, and shall arrange, if desired by the Trust, for members of the Manager’s organization to serve as officers or agents of the Trust.

(b) The Manager shall pay for the direct or allocated ordinary operating expenses of the Fund, which include the fees, to the extent relating to the Fund, for custodial, transfer agency, portfolio accounting, auditing, pricing and appraisal, dividend disbursing and ordinary legal services of external legal counsel to the Trust; fidelity bond insurance premiums; premiums for trustees and officers/errors and omissions insurance (other than insurance exclusively for trustees who are not “interested persons” (as defined in the 1940 Act) of the Trust), the compensation (if any) of the Trustees and officers who are affiliated with, or “interested persons” (as defined in the 1940 Act) of, the Manager; industry association dues; the Fund’s share of any commitment fee, facility fee, syndication or origination fee and interest charges for monies borrowed by the Trust on behalf of the Fund, in each case, under a credit line maintained by the Trust; federal and state share registration fees; the costs of the preparation, printing and mailing of prospectuses and statements of additional information, shareholder reports, proxy statements and information statements except to the extent the responsibility of another party other than the Fund, the cost and expense of shareholder and trustees’ meetings except to the extent the responsibility of another party other than the Fund; and all other expenses associated with the ordinary operations of the Fund.

(c) Notwithstanding the foregoing, the Manager shall not pay for, and the Fund shall pay directly, (i) all brokerage commissions and dealer or underwriter spreads payable on portfolio brokerage transactions of the Fund, including any portion paid in consideration of “research services” within the meaning of that term under Section 28(e) of the Securities Exchange Act of 1934, as amended; (ii) fees pursuant to a plan adopted under Rule 12b-1 under the 1940 Act; (iii) fees and expenses which are approved by the Board and allocable as “class expenses” (as that term is defined in Rule 18f-3 under the 1940 Act) to: (x) the “Service Class” of shares of the Fund (or any class that is a successor thereto); and (y) any class of shares that may be established after the date hereof pursuant to a plan adopted pursuant to Rule 18f-3 under the 1940 Act; (iv) the fees and expenses of trustees who are not “interested persons” (as defined in the 1940 Act) of the Trust (including counsel fees and costs); (v) premiums for trustees and officers errors and omissions insurance exclusively for persons who are not “interested persons” (as defined in the 1940 Act) of the Trust; (vi) salaries and other compensation of any of the Trust’s officers or employees who are not officers, employees, directors, managers or members of the Manager or any subadviser of the Fund, or any affiliate of the Manager or such subadviser; (vii) expenses incurred in securities lending, directed brokerage, brokerage recapture and similar revenue producing activities as approved by the Trust’s Board; and (viii) all extraordinary expenses, including interest charges other than those described in Section 2(b) above, fees paid in lieu of dividends with respect to securities sold short; taxes; costs of litigation, other legal proceedings or claims and other extraordinary legal expenses or expenses for special consulting, expert or similar services in connection therewith; and the amount of any indemnities paid by the Fund. For the avoidance of doubt, it is agreed and understood that any fees or expenses paid or incurred by any investment company or other pooled vehicle in which the Fund invests shall not be construed as operating expenses of the Fund for purposes of this agreement. Furthermore, it is agreed and understood that any service charges or expenses charged against the account of, or billed directly to, shareholders of the Fund, including charges for account maintenance, exchanges, redemptions, wires or other services or transactions, shall not be payable by the Manager, but may be received and retained by the Fund, the Manager, its affiliates or other entities, as applicable.

(d) The Trust, on behalf of the Fund, acknowledges that the Fund is one of several investment series of the Trust, one or more of which may have fee and expense arrangements with the Manager that are unlike the fee and expense arrangement provided for in this agreement, and that pursuant to such other fee and expense arrangements certain expenses of the type paid by the Manager hereunder with respect to the Fund are instead directly borne by the relevant series. The Trust, on behalf of the Fund, further acknowledges that certain expenses of the Trust are allocated to series of the Trust in a manner approved by the Trust’s Board of Trustees. The Manager and the Trust, on behalf of the Fund, acknowledge and agree that, to the extent that the Manager agrees to assume any expense hereunder, the Manager’s obligation relates solely to expenses described that are incurred with respect to the Fund or to the Fund’s allocated share of any described expense of the Trust and not to other amounts that are to be borne by other series of the Trust pursuant to other agreements’ between the Manager and the Trust with respect to such other series. It is also understood that the Manager and/or the Fund may, from time to time with the approval of the Board, allocate or reallocate expenses between the Fund and any class of the Fund.

3. (a) The Trust shall pay to the Manager, as compensation for the Manager’s services and expenses assumed hereunder, a fee with respect to the Fund calculated as a percentage of the Fund’s average daily net assets as set forth in Exhibit A hereto. Management fees payable hereunder shall be computed daily and paid monthly in arrears.

(b) In the event of termination of this Agreement, the Management Fee shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in such month.

(c) In addition to the foregoing, the Manager may from time to time agree not to impose all or a portion of its fee otherwise payable hereunder (in advance of the time such fee or a portion thereof would otherwise accrue) and/or undertake to pay or reimburse the Fund for all or a portion of its expenses not otherwise required to be borne or reimbursed by the Manager. Any such fee reduction or undertaking may be discontinued or modified by the Manager at any time.

4. It is understood that the Manager may employ at its own expense one or more sub-investment advisers (each a “Subadviser”) to provide investment advisory services to the Fund by entering into a written agreement with each such Subadviser; provided, that any such Subadviser and agreement first shall be approved by the vote of a majority of the Trustees, including a majority of the Trustees who are not “interested persons” (as defined in the 1940 Act) of the Trust, the Manager or any such Subadviser, at a meeting of Trustees called for the purpose of voting on such approval and, except as may be otherwise permitted by then current law or an exemptive order issued by the Securities and Exchange Commission, by the affirmative vote of a “majority of the outstanding voting securities” (as defined in the 1940 Act) of the Fund. The authority given to the Manager in Sections 1 through 6 hereof (but not the obligation to pay or assume certain expenses) may be delegated by it under any such agreement; provided, that any Subadviser shall be subject to the same restrictions and limitations on investments and brokerage discretion as the Manager. In the event the Manager employs one or more Subadvisers, the Manager shall oversee and continually evaluate performance of any such Subadviser and shall make such recommendations to the Trust’s Trustees from time to time concerning the continuation, termination or modification of any such arrangements as the Manager deems appropriate. Notwithstanding the foregoing, the Trust agrees that the Manager shall not be accountable to the Trust or the Fund for any loss or liability relating to specific investments directed solely by any Subadviser.

5. The Manager will not be liable for any error of judgment or mistake of law or for any loss sustained by reason of the adoption of any investment policy or the purchase, sale, or retention of any security on the recommendation of the Manager, whether or not such recommendation shall have been based upon its own investigation and research or upon investigation and research made by any other individual, firm or corporation, but nothing contained herein will be construed to protect the Manager against any liability to the Trust or the Fund or its shareholders by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

6. (a) Nothing in this Agreement will in any way limit or restrict the Manager or any of its officers, directors, or employees from buying, selling or trading in any securities for its or their own accounts or other accounts. The Manager may act as an investment adviser to any other person, firm or corporation, and may perform management and any other services for any other person, association, corporation, firm or other entity pursuant to any contract or otherwise, and take any action or do any thing in connection therewith or related thereto; and no such performance of management or other services or taking of any such action or doing of any such thing shall be in any manner restricted or otherwise affected by any aspect of any relationship of the Manager to or with the Trust or deemed to violate or give rise to any duty or obligation of the Manager to the Trust except as otherwise imposed by law. The Trust recognizes that the Manager, in effecting transactions for its various accounts, may not always be able to take or liquidate investment positions in the same security at the same time and at the same price.

(b) In connection with purchases or sales of securities for the account of the Fund, neither the Manager nor any of its Trustees, officers or employees will act as a principal or agent or receive any commission except as permitted by the 1940 Act. The Manager shall arrange for the placing of all orders for the purchase and sale of securities for the Fund’s account with brokers or dealers selected by the Manager. In the selection of such brokers or dealers and the placing of such orders, the Manager is directed at all times to seek for the Fund the most favorable execution and net price available except as described herein. It is also understood that it is desirable for the Fund that the Manager have access to supplemental investment and market research and security and economic analyses provided by brokers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Manager is authorized to place orders for the purchase and sale of securities for the Fund with such brokers, subject to review by the Trust’s Trustees from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Manager in connection with its or its affiliates’ services to other clients.

(c) On occasions when the Manager deems the purchase or sale of a security to be in the best interest of the Fund as well as another fund or other clients, the Manager, to the extent permitted by applicable laws and regulations, may aggregate the securities to be sold or purchased in order to obtain the best execution and lower brokerage commissions, if any. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Manager in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other funds or other clients.

7. This Agreement shall become effective on the date hereof and shall remain in force as to a Fund until December 31, 2009 and from year to year thereafter, but only so long as its continuance is approved annually by a vote of the Trustees of the Trust voting in person, including a majority of its Trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such parties, at a meeting of Trustees called for the purpose of voting on such approval or by a vote of a “majority of the outstanding voting securities” (as defined in the 1940 Act) of the relevant Fund, subject to the right of the Trust and the Manager to terminate this contract as provided in Section 8 hereof.

8. Either party hereto may, without penalty, terminate this Agreement by vote of its Board of Trustees or Directors, as the case may be, or by vote of a “majority of its outstanding voting securities” (as defined in the 1940 Act) and the giving of 60 days’ written notice to the other party. Termination of this agreement shall have no effect on the Manager’s obligation to pay or otherwise assume expenses which it has agreed to pay or assume hereunder, provided however that the Manager’s obligation shall be subject to a pro rata adjustment in the case of any ongoing expense accrued over time, based on the number of days elapsed in the accrual period until the date of termination. Any amounts prepaid by the Manager on behalf of the Fund hereunder that relate to a period subsequent to the termination date shall be reimbursed by the Fund to the Manager.

9. This Agreement shall automatically terminate in the event of its assignment. For purposes of this Agreement, the term “assignment” shall have the meaning given it by Section 2(a)(4) of the 1940 Act.

10. The Trust agrees that in the event that neither the Manager nor any of its affiliates acts as an investment adviser to the Trust, the name of the Trust and the Fund will be changed to one that does not contain the name “Sun Capital,” or “Sun Life” or otherwise suggest an affiliation with the Manager.

11. The Manager is an independent contractor and not an employee of the Trust for any purpose. If any occasion should arise in which the Manager gives any advice to its clients concerning the shares of the Fund, the Manager will act solely as investment counsel for such clients and not in any way on behalf of the Trust or any series thereof.

12. This Agreement states the entire agreement of the parties hereto, and is intended to be the complete and exclusive statement of the terms hereof. It may not be added to or changed orally, and may not be modified or rescinded except by a writing signed by the parties hereto and in accordance with the 1940 Act, when applicable.

13. This Agreement and all performance hereunder shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.

14. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

15. The parties to this Agreement acknowledge and agree that all liabilities arising hereunder, whether direct or indirect, and of any and every nature whatsoever shall be satisfied solely out of the assets of the Fund and that no Trustee, officer or holder of shares of beneficial interest of the Trust shall be personally liable for any of the foregoing liabilities.

16. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

SUN CAPITAL ADVISERS TRUST

By:	/s/ James M.A. Anderson
James M. A. Anderson
President

SUN CAPITAL ADVISERS LLC

By:	/s/ James F. Alban
James F. Alban
Managing Director and Chief Financial Officer

By:	/s/ Maura A. Murphy
Maura A. Murphy
Managing Director and General Counsel

Exhibit A

Fees

SC PIMCO High Yield Fund

Asset Level	Management Fee as a percentage of average daily net assets
All Assets	0.75%